UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2025

REGENXBIO Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37553	47-1851754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9804 Medical Center Drive
Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (240) 552-8181

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RGNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 14, 2025, REGENXBIO Inc. (the “Company”) and Nippon Shinyaku Co., Ltd. (“Nippon Shinyaku“) entered into a Collaboration and License Agreement (the “Agreement”) for the development and commercialization of RGX-121 for the treatment of Mucopolysaccharidosis II (“MPS II”), also known as Hunter syndrome, and RGX-111 for Mucopolysaccharidosis I (“MPS I”), also known as Hurler syndrome (each, a “Licensed Product”). The Agreement will become effective upon the satisfaction of customary closing conditions, including the expiration or termination of the applicable waiting or suspension period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable competition laws.

Under the terms of the Agreement, the Company will receive $110 million at closing and up to an additional $700 million if certain milestones are achieved, consisting of $40 million in potential development and regulatory milestones and $660 million in potential sales milestones. The Company will also receive meaningful double-digit royalties on net sales in the U.S. and certain countries in Asia (collectively, the “Licensed Territory”) commencing on the date of the first commercial sale in a country of each Licensed Product and ending on the latest to occur of (a) the expiration of all valid claims of specified licensed patents in such country, (b) the expiration of regulatory exclusivity in such country for such Licensed Product, and (c) the twelfth (12th) anniversary of the first commercial sale of such Licensed Product in such country (“Royalty Term”).

Under the Agreement, Nippon Shinyaku will commercialize both Licensed Products in the Licensed Territory and future clinical development of both Licensed Products will be led by the Company in the U.S. and by Nippon Shinyaku in the rest of the Licensed Territory. The Company retains all rights to, and 100 percent of any proceeds related to the sale of, the Priority Review Voucher for RGX-121 received upon potential approval.

The Company will lead the manufacturing of both Licensed Products for clinical and commercial supply in the Licensed Territory and reserves the right to develop and commercialize in countries outside of the Licensed Territory. Manufacturing expenses will be allocated between the parties in accordance with the terms of the Agreement and mutually agreed supply agreements.

The Agreement will remain in effect, unless earlier terminated, until the later of (a) the date in which no Licensed Product is being developed, manufactured or commercialized in the Licensed Territory under the Agreement, and (b) the date of expiration of the last Royalty Term for the last Licensed Product in the Licensed Territory.

The Agreement contains provisions for termination by (a) either party for an uncured material breach of the Agreement, (b) the Company upon a challenge of certain licensed patents specified in the Agreement by Nippon Shinyaku, (c) Nippon Shinyaku for convenience on a country-by-country and Licensed Product-by-Licensed Product basis, (d) Nippon Shinyaku in the event the Company undergoes a change of control as described in the Agreement, (e) either party for violations of applicable anti-corruption law or regulation, and (f) either party upon the insolvency of the other party. Additionally, the Agreement contains, among other provisions, customary representation and warranties, indemnification obligations and confidentiality and intellectual property provisions.

The foregoing description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement. The Company intends to file a copy of the Agreement with its Quarterly Report on Form 10-Q for the quarter ending March 31, 2025.

Item 7.01	Regulation FD Disclosure.

The Company issued a press release on January 14, 2025, announcing entry into the Collaboration and License Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated January 14, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENXBIO INC.

Date: January 14, 2025	By:	/s/ Patrick J. Christmas II
Patrick J. Christmas II
Executive Vice President, Chief Legal Officer